Exhibit 99.1

Autonomix Enhances Executive Leadership Team with Appointment of Proven Medical Technology Leader, Brad Hauser, as President and Chief Executive Officer

Former President and Chief Executive Officer, Lori Bisson, appointed as Executive Vice Chairman

THE WOODLANDS, TX — June 17, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated, today announced changes to its executive leadership team to support its next pivotal phase of development. Effective immediately, Brad Hauser has been appointed as President and Chief Executive Officer. Additionally, Lori Bisson, former President and Chief Executive Officer, has been appointed Executive Vice Chairman of the Board and will continue to guide the Company forward on corporate and capital markets strategies.

Mr. Hauser is a globally renowned medical technology innovation leader and seasoned executive with more than 20 years of experience building teams that bring unique energy-based technologies from concept, through design validation, clinical studies, regulatory approvals, manufacturing, and commercialization. Over the course of his career, he has been a visionary for top laser, radiofrequency, sound and cold technologies treating a broad range of indications from vascular to adipose tissue to skin. Previously, he was part of the teams that successfully took three companies through acquisition, Soliton, Inc., ZELTIQ Aesthetics, and Reliant Technologies, and has been an officer of four public companies.

“We are extremely grateful for Lori’s transformational efforts in establishing the solid foundation from which the Company is now positioned to propel towards our next phase of growth,” commented Walter Klemp, Executive Chairman of Autonomix. “We are pleased to welcome Brad to the executive leadership team and wholeheartedly believe his expertise and proven track record immediately brings significant value to the Company.”

Ms. Lori Bisson stated, “Several of our team members and I have had the pleasure of working with Brad at a prior company and his leadership style is a perfect fit for the next phase of Autonomix’s development. In particular, his prior extensive experience with tissue coagulation and ablation systems brings a significant value and successful track record, in addition to his history of blending clinical and regulatory development with product manufacturing and launch, which truly makes him the ideal candidate and optimal time for this next step in our Company’s growth. We are all thrilled to be working with him again.”

Mr. Hauser added, “I couldn’t be more excited by this opportunity and to team up again with these proven leaders to fill an important unmet need for patients and their families with the goal of building significant value for our shareholders. I have spent the majority of my career working closely with physicians and partnering with them to advance novel technologies and I believe that Autonomix has the potential to transform patient outcomes and revolutionize how diseases involving the nervous system are diagnosed and treated. The preclinical and initial proof of concept data are highly compelling and we will continue to expeditiously advance our clinical program in order to seek regulatory approvals globally.”

About Brad Hauser

Mr. Hauser joins Autonomix having most recently served as the Chief Operating Officer at Beauty Health, a global category-creating company delivering millions of skin health experiences every year. While at Beauty Health, he led operations, marketing, technology, research and development, quality assurance and regulatory affairs and oversaw product development with a focus on continuing to advance the HydraFacial delivery systems and pioneer innovation.

Prior to his appointment at Beauty Health, Mr. Hauser served as President and Chief Executive Officer at Soliton, where he led the RESONIC brand from early commercial launch through acquisition by Allergan Aesthetics, an AbbVie company, for $550M enterprise value in 2021. Following the acquisition, he served as President and Chief Executive Officer at Soliton within Allergan Aesthetics, an AbbVie company until July 2022. Prior to that, he served in multiple roles at ZELTIQ Aesthetics, Inc. including Vice President of Product and Clinical Strategy, Vice President of Research and Development and Senior Vice President of Research and Development, where he helped build the CoolSculpting franchise from a $100M to $350M+ global business over 4 years and a sale to Allergan for $2.4B in 2017. Following the acquisition, his role increased further to serve as Vice President, R&D and General Manager for the Coolsculpting and Body Contouring portfolio at Allergan Pharmaceuticals. Prior to ZELTIQ, Mr. Hauser held multiple roles in the aesthetic industry, including Executive Vice President of Commercial Operations for Cutera, Director of Research and Development at Medicis and Managing Director of Product and Clinical Marketing at Solta Medical. He currently sits on the Board of Directors of Candesant Biomedical and the American Society of Laser Medicine and Surgery, Inc. (ASLMS). Mr. Hauser holds a Bachelor of Arts in Human Biology from Stanford University.

Inducement Grant

In connection with Mr. Hauser joining Autonomix, the Compensation Committee of Autonomix’s Board of Directors approved the grant of an inducement stock option to be granted on June 17, 2024 to purchase 900,000 shares of the Company’s common stock. The option award was granted pursuant to the Nasdaq Rule 5635(c)(4) inducement grant exception as a component of the individual’s employment compensation and was granted as an inducement material to his acceptance of employment with Autonomix.

The option has an exercise price equal to the closing price of Autonomix’s common stock as reported by the Nasdaq Capital Market on June 17, 2024. The options have a ten-year term and vest in four equal annual installments, subject to Mr. Hauser’s continued service with Autonomix through the applicable vesting dates.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class technology platform includes a catheter-based microchip sensing array that has the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing technology for pain, with our first clinical trial focusing on pancreatic cancer, a condition that causes debilitating pain and is without an effective solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

autonomix@jtcir.com